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                                                                     EXHIBIT 3.1


                             CYBERIAN OUTPOST, INC.
                           A CONNECTICUT CORPORATION
                                      AND
                             CYBERIAN OUTPOST, INC.
                             A DELAWARE CORPORATION

                          PLAN AND AGREEMENT OF MERGER
                          ----------------------------

  This Plan and Agreement of Merger (the "Agreement") is entered into as of the 12 day of June, 1998, by and between CYBERIAN OUTPOST, INC., a Connecticut corporation ("Cyberian Connecticut"), and CYBERIAN OUTPOST, INC., a Delaware corporation ("Cyberian Delaware"). Cyberian Connecticut and Cyberian Delaware are sometimes referred to herein as the "Constituent Corporations."

  WHEREAS, Cyberian Connecticut was incorporated under the laws of the State of Connecticut on March 6, 1995, and has authorized capital stock of 10,000,000 shares of Common Stock, no par value per share, of which 2,226,761.86 shares are outstanding, 700,000 shares of Series A Preferred Stock, no par value per share, of which 682,737.53 shares are outstanding, 500,000 shares of Series B Preferred Stock, no par value per share, of which 326,086.95 shares are outstanding, 3,000,000 shares of Series C Preferred Stock, no par value per share, of which 2,770,125 shares are outstanding, and 800,000 shares of undesignated and unissued preferred stock, no par value per share; and

  WHEREAS, Cyberian Delaware was incorporated under the laws of the State of Delaware on June 10, 1998 and on the Effective Date (as defined below) will have authorized capital stock of 50,000,000 shares of Common Stock, par value $.01 per share, of which one (1) share is outstanding, 700,000 shares of Series A Preferred Stock, $.01 par value per share, of which no shares are outstanding, 500,000 shares of Series B Preferred Stock, $.01 par value per share, of which no shares are outstanding, 3,000,000 shares of Series C Preferred Stock, $.01 par value per share, of which no shares are outstanding, and 5,800,000 shares of undesignated and unissued preferred stock, $.01 par value per share; and

  WHEREAS, the respective Boards of Directors of Cyberian Connecticut and Cyberian Delaware deem it advisable and in the best interests of their respective corporations that Cyberian Connecticut merge with and into Cyberian Delaware (the "Merger") and to enter into and perform this Agreement pursuant to the laws of Connecticut and Delaware, as applicable; and

  WHEREAS, the Board of Directors and the stockholders of Cyberian Connecticut have approved this Agreement pursuant to Sections 33-815 and 33-817 of the Connecticut General Corporation Law ("C.G.C.L."); and
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  WHEREAS, the Board of Directors and the sole stockholder of Cyberian Delaware have approved this Agreement pursuant to Sections 251 and 252 of the Delaware General Corporate Law ("D.G.C.L.").

  NOW, THEREFORE, Cyberian Connecticut and Cyberian Delaware hereby agree as follows:

  1.  Merger.  Subject to the terms and conditions hereof, Cyberian Connecticut
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shall be merged with and into Cyberian Delaware, the separate corporate existence of Cyberian Connecticut will cease, Cyberian Delaware shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation"), and the issued and outstanding shares of Cyberian Connecticut capital stock shall be converted into capital stock of Cyberian Delaware as provided in Section 6 below, effective upon the date when this Agreement or the Certificate of Merger evidencing this Agreement is filed with the Secretaries of State of the States of Delaware and Connecticut (the "Effective Date").

  2.  Registered Office of Surviving Corporation.  The registered office of the
      ------------------------------------------
Surviving Corporation after the Merger will be 1013 Centre Road, Wilmington, County of New Castle; and the name of the registered agent of the Surviving Corporation in the State of Delaware after the Merger will be The Prentice-Hall Corporation System, Inc.

  3.  Certificate of Incorporation.  The Certificate of Incorporation of
      ----------------------------
Cyberian Delaware in effect immediately prior to the Merger will continue to be the Certificate of Incorporation of the Surviving Corporation immediately after the Merger.

  4.  By-Laws.  The By-Laws of Cyberian Delaware in effect immediately prior to
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the Merger shall be the By-Laws of the Surviving Corporation immediately upon and after the Merger, until amended as provided therein or by law.

  5.  Officers, Directors and Committees.  Upon the Effective Date, the number
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of directors of the Surviving Corporation shall be fixed initially at six (6)
directors and the officers, directors and committees of the Board of Directors of Cyberian Connecticut immediately prior to the Merger shall be the officers, directors and committees of the Board of Directors of the Surviving Corporation immediately upon and after the Merger, until their respective successors are duly elected and qualified in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

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     6.   Conversion of Shares.
          --------------------

          (a) Upon the Effective Date and without any further action on the part of the Constituent Corporations, the single share of Common Stock of the Surviving Corporation that is issued and outstanding on the date hereof shall be cancelled.

          (b) Upon the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their respective stockholders, (i) all of the 2,226,761.86 shares of Common Stock, no par value, of Cyberian Connecticut issued and outstanding immediately prior to the Merger shall automatically be converted on a one-for-one basis into 2,226,761.86 fully paid and non-assessable shares of Common Stock, $.01 par value per share, of Cyberian Delaware, (ii) all of the 682,737.53 shares of Series A Preferred Stock, no par value, of Cyberian Connecticut issued and outstanding immediately prior to the Merger shall automatically be converted on a one-for-one basis into 682,737.53 fully paid and non-assessable shares of Series A Preferred Stock, $.01 par value per share, of Cyberian Delaware, (iii) all of the 326,086.95 shares of Series B Preferred Stock, no par value, of Cyberian Connecticut issued and outstanding immediately prior to the Merger shall automatically be converted on a one-for-one basis into 326,086.95 fully paid and non-assessable shares of Series B Preferred Stock, $.01 par value per share, of Cyberian Delaware, and
(iv) all of the 2,770,125 shares of Series C Preferred Stock, no par value, of Cyberian Connecticut issued and outstanding immediately prior to the Merger shall automatically be converted on a one-for-one basis into 2,770,125 fully paid and non-assessable shares of Series C Preferred Stock, $.01 par value per share, of Cyberian Delaware.

     7.  Rights to Purchase Stock.  Upon the Effective Date, each outstanding
         ------------------------
option and warrant to purchase shares of Common Stock of Cyberian Connecticut that is outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their respective stockholders, be converted into and become an option or warrant, as the case may be, to purchase the identical number of shares of Common Stock of Cyberian Delaware , upon the same terms and subject to the same conditions, as in effect on the Effective Date, including such terms and conditions as are contained in the 1997 Incentive Stock Plan and the 1998 Incentive Stock Plan. Such number of shares of Common Stock of Cyberian Delaware shall be reserved for purposes of outstanding options or warrants to purchase shares of Common Stock of Cyberian Delaware as are equal to the number of shares of Common Stock of Cyberian Connecticut so reserved as of the Effective Date. As of the Effective Date, Cyberian Delaware hereby assumes all obligations of Cyberian Connecticut under all outstanding options and warrants to purchase shares of Common Stock of Cyberian Connecticut.

     Upon the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their respective stockholders, the Cyberian Connecticut 1998 Employee, Director and Consultant Stock Plan shall become the Cyberian Delaware 1998 Employee, Director and Consultant Stock Plan.

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  8.  Stock Certificates.  On and after the Effective Date, all of the
      ------------------
outstanding certificates which prior to that time represented shares of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock of Cyberian Connecticut shall be deemed for all purposes to evidence ownership of and to represent the shares of Cyberian Delaware into which the shares of Cyberian Connecticut represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Cyberian Delaware or its transfer agent. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for exchange, transfer or conversion or otherwise accounted for to Cyberian Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Cyberian Delaware evidenced by such outstanding certificate as above provided.

  9.  Status and Rights of Surviving Corporation.  Immediately after the Merger,
      ------------------------------------------
the Surviving Corporation shall possess all the rights, privileges and powers, of a public as well as a private nature, of Cyberian Connecticut and all property, real, personal and mixed, whether tangible or intangible, and all debts due to Cyberian Connecticut shall be vested in the Surviving Corporation; and all and every other interest of Cyberian Connecticut shall be thereafter the property of the Surviving Corporation as effectively as they were of Cyberian Connecticut, and the title to any real estate, whether by deed or otherwise, vested in Cyberian Connecticut or the Surviving Corporation, shall not revert or be in any way impaired by reason of the Merger. Immediately after the Merger, all rights of creditors and all liens upon any property of the parties hereto shall be preserved unimpaired, and all debts, liabilities, obligations, and duties of the parties hereto shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it.

  10. Further Assurances.  From time to time, as and when required by Cyberian
      ------------------
Delaware or by its successors and assigns including without limitation the Surviving Corporation, there shall be executed and delivered on behalf of Cyberian Connecticut such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect in, to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Cyberian Connecticut and otherwise to carry out the purposes of this Agreement, and the officers and directors of Cyberian Delaware are fully authorized in the name and on behalf of Cyberian Connecticut or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

  11. Termination.  Notwithstanding the approval of this Agreement by the
      -----------
stockholders of Cyberian Connecticut, this Agreement may be terminated by the mutual consent of the Boards of Directors of the parties hereto at any time prior to the filing of this Agreement or related Certificate of Merger with the Secretary of State of either Delaware or Connecticut.

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  12. Amendment.  This Agreement may be amended by the mutual consent of the
      ----------
Boards of Directors of the parties hereto prior to the filing of this Agreement or related Certificate of Merger, subject to the restrictions of Section 251(d) of the D.G.C.L.

  13. Miscellaneous.  This Agreement may be executed in several counterparts,
      -------------
each of which shall be deemed an original, and all of which shall constitute one and the same document. This Agreement constitutes the entire agreement of the parties which respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, oral or written, relating thereto.

  IN WITNESS WHEREOF, the parties hereto have duly executed this PLAN AND AGREEMENT OF MERGER as of the date first written above.


Attest:                                      CYBERIAN OUTPOST, INC.
                                             a Connecticut corporation


 /s/  KATHERINE N. VICK                 By:  /s/  DARRYL PECK
---------------------------                  ---------------------------
        Secretary                                   Darryl Peck,
                                        President and Chief Executive Officer

(SEAL)


                                             CYBERIAN OUTPOST, INC.
                                             a Delaware corporation


                                        By:  /s/  KATHERINE N. VICK
                                             ---------------------------
                                                Katherine N. Vick,
                                        President, Secretary and Treasurer

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